Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2012 EARNINGS

Robbinsville, New Jersey, May 7, 2012 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operation for the three months ended March 31, 2012.  Net income attributable to Roma Financial Corporation for the three months ended March 31, 2012 was $1.4 million, or $.05 per common and diluted share, compared to $1.9 million, or $.06 per common and diluted share, for the same period of the prior year.

At March 31, 2012 the Company’s consolidated assets were $1.9 billion, unchanged from December 31, 2011; deposits decreased 1.8% to $1.5 billion and equity increased to $219.4 million from $218.0 million at December 31, 2011.

“Our company continues to display the capacity to generate core earnings at a level which permits it to absorb the negative impacts related to appropriately assessing loan loss probability and the carrying value of impaired loans and REO.  Net income for the current quarter tightened compared to the fourth quarter of 2011, principally due to higher provisions for loan losses and expenses associated with problem loan resolutions and acquired collateral dispositions. Our nonaccrual, impaired and delinquent loans continue to decline from period to period, as we move through the slow and protracted time periods to foreclose and liquidate troubled loans”, commented Sharon L. Lamont, CFO.

“The low interest rate environment remains an impediment to improving yields on loans and investments. The company has mitigated the tightening yields with the prudent control of our cost of funds”, stated Lamont.

In closing, Lamont commented, “Throughout these difficult economic times, our Company has continued to reinvest our shareholders’ and our depositors’ funds into our communities, and grown while remaining well capitalized.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.